EXHIBIT 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2006 Financial Results

BETHLEHEM, PA – February 13, 2007 – (HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $68.2 million and $17.7 million for the year and quarter ended December 31, 2006, respectively. This compares to revenues of $69.4 million and $18.0 million for the year and quarter ended December 31, 2005, respectively.

The Company reported net income of $5.3 million, or $0.11 per share on a fully-diluted basis, for the full year 2006, which includes $3.5 million for stock options required to be expensed under new accounting rules and a $3.8 million provision for income taxes. Excluding these two charges, net income for the full year 2006 would have been $12.5 million, or $0.26 per share on a fully-diluted basis. These results compare to net income of $27.4 million, or $0.59 per share on a fully-diluted basis, for the full year 2005, which included a favorable net tax benefit of $17.7 million or $0.38 per share. Excluding this net tax benefit, net income for the full year 2005 would have been $9.7 million, or $0.21 per share on a fully-diluted basis.

For the quarter ended December 31, 2006, the Company reported net income of $1.0 million, or $0.02 per share on a fully-diluted basis, which includes $0.7 million of stock option expense and a $0.8 million provision for income taxes. Excluding these two charges, net income for the quarter ended December 31, 2006 would have been $2.5 million, or $0.05 per share on a fully-diluted basis. These results compare to net income of $20.6 million, or $0.44 per share on a fully-diluted basis, for the quarter ended December 31, 2005, which included a favorable net tax benefit contribution of $17.7 million or $0.38 per share. Excluding this net tax benefit, net income for the quarter ended December 31, 2005 would have been $2.9 million, or $0.06 per share on a fully-diluted basis.

During 2006 the Company experienced continued growth in sales of its OraQuick ADVANCE® rapid HIV-1/2 antibody test and Intercept® oral fluid drug test, offset by lower sales of the Company’s over-the-counter cryosurgical and insurance risk assessment products.

“Strong performance from our infectious disease and substance abuse businesses was clearly the highlight in 2006,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “We generated a strong bottom line and significant cash flow from operations, despite shortfalls in revenue from our over-the-counter cryosurgical product and the absence of new government orders for our OraQuick ADVANCE® test. We also made significant progress towards the submission of our OraQuick® HIV test to the FDA for over-the-counter approval and in the development of an OraQuick® rapid hepatitis C test for professional use. I believe we are well positioned to achieve our objectives for 2007 and beyond.”

The Company’s gross margin was 64% in 2006, up from the 60% in 2005. Gross margin was positively affected by the absence of a $1.5 million charge recorded in 2005 related to a reserve for UPlink® inventory.

For the full year 2006, operating expenses increased to $37.5 million from $33.9 million recorded in 2005. Operating expenses for the quarter ended December 31, 2006 were $10.7 million, compared to $8.6 million for the comparable period in 2005. These increases were primarily attributable to higher research and development costs associated with the development and clinical work for an OraQuick ADVANCE® HIV test for home use and an OraQuick® hepatitis C test for professional use, higher staffing related expenses and stock option expenses, partially offset by lower legal costs and reduced advertising reimbursement related to the Company’s North American over-the-counter cryosurgical product.

Cash, cash equivalents and short-term investments totaled $91.0 million and working capital was $96.2 million at December 31, 2006, compared to $77.6 million and $90.7 million, respectively, at December 31, 2005.

Cash flow from operating activities was $17.0 million in 2006, up substantially from the $10.4 million reported in 2005. For the quarter ended December 31, 2006, cash flow from operating activities was $2.9 million, compared to $2.1 million for the comparable period in 2005.

	Condensed Financial Data (In thousands, except per-share data and percentages) Unaudited
	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Results of Operations
Revenues	$17,734	$18,031	$68,155	$69,366
Cost of products sold	6,240	7,201	24,756	27,974

Gross profit	11,494	10,830	43,399	41,392

Operating expenses:
Research and development	2,898	1,518	8,648	5,269
Sales and marketing	3,945	3,772	15,921	16,060
General and administrative	3,885	3,358	13,367	12,490

Total operating expenses	10,728	8,648	37,936	33,819

Operating income	766	2,182	5,463	7,573
Other income, net	1,020	725	3,599	2,146

Pre-tax income	1,786	2,907	9,062	9,719
Income tax provision (benefit)	761	(17,729)	3,794	(17,729)

Net income	$1,025	$20,636	$5,268	$27,448

Earnings per share
Basic	$0.02	$0.45	$0.11	$0.61

Diluted	$0.02	$0.44	$0.11	$0.59

Weighted average shares:
Basic	45,974	45,624	45,910	45,110

Diluted	46,434	47,030	46,580	46,147

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Reconciliation of Non-GAAP Financial Measures
Net income – before charges	$2,519	$2,907	$12,512	$9,719
Stock option expense	(733)	—	(3,450)	—
Income tax provision (benefit)	761	(17,729)	3,794	(17,729)

Net income – GAAP basis	$1,025	$20,636	$5,268	$27,448

Diluted earnings per share – before charges	$0.05	$0.06	$0.26	$0.21
Stock option expense	(0.01)	—	(0.07)	—
Income tax provision (benefit)	(0.02)	0.38	(0.08)	0.38

Diluted earnings per share – GAAP basis	$0.02	$0.44	$0.11	$0.59

	Three months ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues
Infectious disease testing	$7,943	$6,316	26%	45%	35%
Substance abuse testing	4,058	3,459	17	23	19
Cryosurgical systems	4,269	6,742	(37)	24	37
Insurance risk assessment	1,437	1,451	(1)	8	8

Product revenues	17,707	17,968	(1)	100	99
Licensing and product development	27	63	(57)	—	1

Total revenues	$17,734	$18,031	(2)%	100%	100%

	Year ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues
Infectious disease testing	$29,180	$25,988	12%	43%	37%
Substance abuse testing	15,752	13,519	17	23	19
Cryosurgical systems	17,333	22,744	(24)	25	33
Insurance risk assessment	5,565	6,815	(18)	8	10

Product revenues	67,830	69,066	(2)	99	99
Licensing and product development	325	300	8	1	1

Total revenues	$68,155	$69,366	(2)%	100%	100%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2006	2005		2006	2005
OraQuick® Revenues
Direct to U.S. Public Health	$4,475	$2,364	89%	$15,268	$8,292	84%
Abbott	1,674	1,350	24	6,897	4,929	40
SAMHSA	150	1,155	(87)	406	3,741	(89)
CDC	282	1	N/A	1,291	2,322	(44)
International	509	438	16	1,694	1,530	11
Direct to Hospitals	—	4	—	—	740	—

Total OraQuick® revenues	$7,090	$5,312	33%	$25,556	$21,554	19%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2006	2005		2006	2005
Intercept® Revenues
Workplace testing	$1,871	$1,361	37%	$6,616	$5,661	17%
Criminal Justice	600	697	(14)	2,398	2,269	6
International	636	554	15	2,314	1,956	18
Direct	200	189	6	728	563	29

Total Intercept® revenues	$3,307	$2,801	18%	$12,056	$10,449	15%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2006	2005		2006	2005
Cryosurgery Revenues
Professional domestic	$1,203	$1,638	(27)%	$5,360	$5,888	(9)%
Professional international	788	622	27	2,284	2,018	13
OTC domestic	1,216	1,160	5	5,174	10,560	(51)
OTC international	1,062	3,322	(68)	4,515	4,278	6

Total cryosurgery revenues	$4,269	$6,742	(37)%	$17,333	$22,744	(24)%

	December 31, 2006	December 31, 2005
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$91,001	$77,620
Accounts receivable, net	10,357	11,602
Inventories	5,535	4,128
Current portion of deferred tax asset	3,931	6,504
Other current assets	1,990	1,553
Property and equipment, net	17,375	5,815
Deferred tax asset, less current portion	19,590	20,205
Other non-current assets	6,786	3,320

Total assets	$156,565	$130,747

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$609	$456
Accounts payable	3,312	2,547
Accrued expenses	12,658	7,734
Long-term debt, less current portion	10,031	884
Other liabilities	359	207
Stockholders’ equity	129,596	118,919

Total liabilities and stockholders’ equity	$156,565	$130,747

	December 31, 2006	December 31, 2005
Additional Financial Data
Capital expenditures	$12,643	$2,048
Depreciation and amortization	$1,923	$2,347
Accounts receivable – days sales outstanding	55 days	61 days

Non-GAAP Financial Measures

Net income - before charges and diluted earnings per share - before charges, each exclude the impact of stock option expensing and income tax provisions. These financial measures should not be considered an alternative to net income or diluted earnings per share, respectively, which are indicators of operating performance determined in accordance with GAAP. OraSure Technologies believes that net income - before charges and diluted earnings per share - before charges, although non-GAAP financial measures, are also useful and meaningful to investors because they provide investors with the Company’s underlying earnings performance as another criterion in making their investment decisions. OraSure’s management also uses these calculations in measuring certain corporate performance goals. Other companies may use different measures to present financial information.

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s fourth quarter and full year 2006 financial results and to provide an update on major business objectives and financial guidance (including underlying assumptions) for 2007, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session. A copy of the prepared remarks by management will be included in a Current Report on Form 8-K filed with the Securities and Exchange Commission during the call.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference Conference ID #6554283, or go to OraSure Technologies’ Web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 20, 2007, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #6554283.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to http://www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to product purchases and testing initiatives. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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